Exhibit 10.8

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 29th, 2025 (the “Effective Date”), by and between Applied DNA Sciences, Inc. a Delaware corporation (together with its successors and assigns, the “Company”), and Clay Shorrock (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and to ensure Executive’s commitment to the long-term growth and success of the Company;

WHEREAS, Executive has the skills, experience, and leadership qualities necessary to serve in such capacity and is willing to accept such employment on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the appointment of Executive as Chief Executive Officer, subject to the execution of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 5. For the avoidance of doubt, there shall be no fixed expiration date or automatic renewal, and Executive’s employment shall be of indefinite duration subject to the termination provisions of this Agreement.

2. Position, Duties, and Responsibilities.

(a) Position and Duties. Executive shall have such duties, powers, and authority as are customary for the Chief Executive Officer of a public company, consistent with the Company’s by-laws and applicable law. Executive will have such additional duties and responsibilities commensurate with Executive’s position as the Company’s Board of Directors (the “Board”) may assign to Executive from time to time. Executive will report directly to and be subject to the control and direction of the Board.

(b) Exclusive Services and Efforts. Executive agrees to devote Executive’s efforts, energies, and skill to the discharge of the duties and responsibilities attributable to Executive’s position and, except as set forth herein, agrees to devote all of Executive’s professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in (i) service on the board of directors of up to two for-profit companies, businesses or trade organizations at any time during the Term; provided that Executive shall not serve on the board of any entity that competes with the Company or which presents a conflict of interest for the Company, (ii) service on the board of directors of not-for-profit organizations, (iii) other charitable activities and community affairs, and (iv) management of Executive’s personal and family investments and affairs, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of Executive’s duties and responsibilities to the Company, as reasonably determined by the Company.

(c) Compliance with Company Policies. Executive shall be subject to, and shall comply at all times during Executive’s employment with, the Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

(d) Confidential Information and Trade Secrets. Executive acknowledges that, during employment, Executive will have access to confidential and proprietary information of the Company and its affiliates, including trade secrets, business plans, financial data, customer and vendor information, software, intellectual property, and other information not generally known to the public (“Confidential Information”). Executive agrees that, both during and after employment, Executive will not use or disclose Confidential Information except as required in the proper performance of duties, authorized in writing by the Board, or as required by law.  In the event that the Executive is requested or required (by oral question or request for information or documents and legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose Confidential Information of the Company, or if the Executive is advised by his legal counsel that it is legally required to disclose the Confidential Information, it is agreed that the Executive (i) will, to the extent permissible under applicable to, provide the Company prompt notice of any request or requirement, (ii) will provide the Company full and complete cooperation to seek an appropriate order or remedy, (iii) will cooperate with the Company in obtaining reliable assurances that confidential treatment will be accorded to the disclosure of Confidential Information, and (iv) will, if disclosure of said Confidential Information is required, disclose only that portion of the Confidential Information which is legally required to be disclosed. All Confidential Information remains Company property, and upon termination Executive shall promptly return all Company property and materials containing Confidential Information.

(e) Defend Trade Secrets Act. In accordance with 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret: (i) in confidence to a government official or attorney solely for reporting or investigating a suspected legal violation, or (ii) in a complaint or filing made under seal. Executive may also disclose trade secrets to an attorney in a lawsuit for retaliation, provided such filings are made under seal and disclosure is limited to court order. In addition, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (government agencies). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.

(f) Work Product and Intellectual Property. Executive agrees that all inventions, discoveries, developments, designs, processes, writings, software, trade secrets, and other works of authorship or ideas (“Work Product”), whether or not patentable or copyrightable, that are conceived, created, or developed by Executive, alone or with others, during employment and relating to the business of the Company shall be the sole and exclusive property of the Company. To the extent any Work Product may not be deemed “work made for hire” under applicable law, Executive hereby irrevocably assigns to the Company all right, title, and interest in and to such Work Product, including all intellectual property rights therein. Executive agrees to promptly disclose all such Work Product to the Company and to execute any documents and take all actions reasonably requested by the Company to secure, maintain, and enforce its ownership rights, both during and after employment. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation in accordance with the Company’s expense policy. Executive retains no rights in any Work Product created during employment, except as expressly approved in writing by the Company.

3. Compensation

(a) Base Salary. The Company shall pay Executive an annual base salary of four hundred thousand dollars ($400,000), payable in accordance with the Company’s regular payroll practices.

(b) Initial Cash Bonus. The Company shall pay to Executive a one-time cash bonus of one hundred seventy-five thousand dollars ($175,000) payable within seven (7) days of the Effective Date; provided that if Executive resigns, except for Good Reason, within sixty (60) days of the payment of such bonus, Executive shall repay such bonus to the Company.

(c) Performance Bonus (Strategic Transaction). Subject to Executive’s compliance with the terms of this Agreement and remaining employed through the closing date of a strategic transaction (as defined herein), other than as specifically stated herein, the Company will pay to the Executive a bonus equal to five percent (5.0%) of the net proceeds received by the Company from a strategic transaction. For the purposes of this Section 3(c), a strategic transaction shall mean a merger, acquisition, sale or licensing of all or substantially all of Company’s LineaRx assets (the “Performance Bonus”). For the avoidance of doubt, non-exclusive licensing transactions within the normal course of business shall not qualify for the Performance Bonus. Net proceeds shall be defined as the cash value of all proceeds received by the Company as of the closing of such strategic transaction, minus applicable transaction, legal fees and banker fees, as reasonably determined by the Company in its sole discretion. For the purposes of a licensing transaction, net proceeds shall be calculated as all proceeds received by the Company for the total upfront licensing fee. In the event that a strategic transaction that was initiated and managed by the Executive is consummated within six (6) months of the termination of the Executive’s employment for any reason other than Cause (as defined here) or Executive’s resignation, the Performance Bonus shall be deemed earned and payable to the Executive within seven (7) days of applicable transaction closing, conditioned on Executive’s execution and compliance with a release agreement in a form provided by the Company. Any Performance Bonus shall be paid in a single lump sum in cash and is payable by the Company within seven (7) days of applicable transaction closing. The Performance Bonus will be paid subject to applicable tax withholding requirements and for the sake of clarity does not entitle Executive to any equitable interest in the Company or in any strategic transaction. Any computation of the Performance Bonus shall be determined wholly by the Company in its sole discretion.

(d) Performance Bonus (Restructuring). Subject to Executive’s compliance with the terms of this Agreement the Company will pay to the Executive a bonus equal to five percent (5.0%) of the difference between the net absolute cash retained at the time of restructuring completion and the Company’s forecasted cash usage assuming the net absolute cash retained is greater than the forecasted cash usage (the “Restructuring Bonus”). Restructuring completion shall mean either: (i) the sale, licensing or other disposition of all or substantially all the Company’s LineaRx business/assets to a third-party; or (ii) the LineaRx business reaching net profitability as reported in two consecutive Company quarterly reports (10-Q or 10-K). For the purpose of determining LineaRx net profitability, all fees, salaries, costs and expenses associated with keeping the Company public, financing activities and digital asset treasury activities shall be excluded, as computed and determined by the Company in its sole and absolute discretion. The Company’s forecasted cash usage for the purposes of this Section is five million dollars ($5,000,000) over no more than twenty-four (24) months as documented in a business plan, which may be updated with the mutual consent of the Company and the Executive. Net absolute cash retained shall be calculated within thirty (30) days of a Restructuring Bonus triggering event and shall take into account applicable severance costs. Subject to Employee’s continued employment through the Restructuring Bonus triggering event, the Restructuring Bonus shall be paid in a single lump sum in cash and is payable by the Company within sixty (60) days of a Restructuring Bonus triggering event. In the event a Restructuring Bonus trigger event occurs within three (3) months of the termination of the Executive’s employment for any reason other than Cause (as defined here) or Executive’s resignation, the Performance Bonus shall be deemed earned and payable to the Executive in accordance with this Section, conditioned on Executive’s execution and compliance with a release agreement in a form provided by the Company.

(e) Equity Award. Subject to approval of the Board, within seven (7) days of the Effective Date Executive shall be granted stock options of Company common stock with a grant-date fair value of two hundred thousand dollars ($200,000) under the Company’s equity incentive plan. In the event sufficient stock options are not currently authorized under the Company’s equity incentive plan, such right to stock options shall still be granted subject to a future increase in authorized shares under the equity incentive plan. The stock options shall, subject to continued employment, vest in equal quarterly installments over a twelve (12) month period, with the first quarterly vesting occurring three (3) months from the grant date. Thereafter, an additional one-fourth (1/4) of the total options shall vest at the end of each successive three-month period until all options are fully vested. The grant herein is conditioned on a stock option grant agreement in a form provided by the Company and executed by Executive, and shall be governed by the terms therein.

(f) Discretionary Bonus. The Company’s Board will review the immediate and long-term goals of the Company. At its sole discretion, the Board may in its sole discretion elect to award a cash or equity/options/restricted stock units for achieving or progressing stated company goals.

4. Employee Benefits and Perquisites

(a) Benefits. Executive shall be eligible to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary health, life insurance, and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally.

(b) Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be eligible to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with Executive’s position and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company. In addition, Executive shall be eligible for paid time off (“PTO”) per each calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

(c) Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of Executive’s job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

5. Termination; Change in Control

(a) General. The Company may terminate Executive’s employment for Cause. Executive may terminate Executive’s employment at any time upon ten (10) days’ written notice for any reason other than Good Reason. The Company may terminate Executive’s employment without Cause, or Executive may terminate Executive’s employment with Good Reason, in each case, upon providing the other party at least thirty (30) days’ written notice thereof. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 to the extent applicable and shall have no further rights to any compensation or benefits from the Company.

(b) Definitions

(i) “Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty (30) days following the Termination Date; (ii) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs; (iii) any long-term incentive award earned but unpaid with respect to performance periods that ended in the year preceding the year in which Termination Date occurs; (iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date, payable within thirty (30) days; (v) accrued PTO days in accordance with company policy; and (vi) all other payments, benefits, or fringe benefits to which Executive shall be entitled under any applicable compensation arrangement or plan.

(ii) “Cause” shall mean: (i) Executive’s refusal or failure to perform the duties or responsibilities reasonably assigned to Executive by the Board, which, if curable, is not cured within thirty (30) days after Executive’s written receipt of notice thereof from the Company; (ii) Executive’s engagement in willful gross misconduct or willful gross negligence in the course of carrying out Executive’s duties that results in material economic or reputational harm to the Company; (iii) Executive’s indictment for, conviction of or plea of guilty or nolo contendere to a felony; or (iv) a breach by Executive of this Agreement, which, if curable, is not cured within thirty (30) days after Executive’s receipt of written notice thereof from the Company.

(iii) “Good Reason” shall mean any of the following circumstances that, if curable, has not been cured by the Company within thirty (30) days of receiving written notice from Executive, which notice must be provided within ninety (90) days of the initial occurrence: (i) a material non-voluntary reduction in Executive’s Base Salary; (ii) a material diminution of Executive’s titles or duties as set forth in this Agreement, or being required to report to anyone other than the Board; and (iii) a material breach by the Company of this Agreement. Executive’s resignation shall not constitute Good Reason unless employment actually terminates within six months of the event giving rise to Good Reason and after expiration of the cure period.

(iv) “Change in Control” shall mean a liquidation, merger, acquisition, sale of voting control, or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation.

(c) Severance Entitlements. Notwithstanding any provision of this Agreement to the contrary, upon termination of Executive’s employment, Executive shall be entitled to the following payments, in each case subject to Executive’s timely execution and non-revocation of a general release of claims in favor of the Company (a “Release”) and continued compliance with Sections 2(d)–2(f) and Section 6 of this Agreement, and no other payments:

(i) Termination for Cause or Voluntary Resignation Without Good Reason. In the event Executive’s employment is terminated by the Company for Cause, or by Executive voluntarily without Good Reason the Executive shall be entitled to all Accrued Benefits.

(ii) Termination Without Cause or Resignation for Good Reason. In the event Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, the Company shall pay to Executive, in a lump sum within 15 days following the effective date of the Release, the greater of: (i) four hundred thousand dollars ($400,000); or (ii) the Employee’s then current annual base salary, together with all Accrued Benefits. In addition, the Company shall reimburse employee for up to six (6) months of COBRA payments, and all unvested stock options or RSUs shall vest immediately. All stock option grants held by Employee shall remain exercisable until the earlier of (A) two (2) years from the effective date of the Release and (B) ten (10) years from the date of grant.

(iii) Termination in Connection with a Change in Control. In the event Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, within twelve (12) months following a Change in Control, Executive shall be entitled to the amounts set forth in subsection (ii) above.

(iv) Death or Disability. In the event Executive’s employment terminates due to death or disability, Executive (or Executive’s estate, as applicable) shall be entitled to the amounts set forth in subsection (ii) above. Disability shall mean that Employee becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(d) Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, or earlier upon request of the Company, Executive shall promptly return any and all of the property of the Company and any Affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. Executive may, after review by the Company, retain Executive’s list of professional contacts and similar address books provided that such items only include contact information.

(e) Conditions of Severance Payment. Any severance payments or benefits under this Agreement shall be conditioned upon Executive’s timely execution and non-revocation of a Release. All incentive-based compensation and severance shall be subject to the Company’s clawback and recoupment policies, as in effect from time to time, and any applicable laws or stock exchange listing standards.

(f) Information Technology, Security, and Data Return. Executive agrees to comply at all times with all Company security, information technology, and data protection policies, including those relating to computer systems, networks, email, mobile devices, software, cloud storage, and document retention. Upon termination of employment for any reason, or upon the Company’s request at any time, Executive shall promptly return to the Company all Company property and materials in any form (including hardware, equipment, documents, data, passwords, records, and electronic files). Executive shall also permanently delete or destroy any copies of Company information or data stored on any personal devices, accounts, or media, and upon request shall certify in writing compliance with this Section. Executive further agrees not to access, use, or attempt to access or use the Company’s computer systems, networks, email, or other IT resources after the termination of employment, and acknowledges that unauthorized access may constitute a violation of federal and state law.

6. Restrictive Covenants

(a) Non-Solicitation of Employees. During Executive’s employment and for six (6) months following termination, Executive shall not, directly or indirectly, solicit, recruit, or induce any employee, consultant, or contractor of the Company to terminate or alter their relationship with the Company.

(b) Non-Solicitation of Customers and Business Partners. During Executive’s employment and for six (6) months following termination, Executive shall not, directly or indirectly, solicit or attempt to solicit any customer, supplier, vendor, or business partner of the Company with whom Executive had material contact during the twelve (12) months preceding termination, for the purpose of providing products or services competitive with those offered by the Company.

(c) Non-Disparagement. During Executive’s employment and at all times thereafter, neither Executive nor the Company (including its directors, officers, and senior management acting in their capacity as such) shall make any disparaging or defamatory statements about the other party, or, in the case of the Company, about Executive, and in the case of Executive, about the Company, its affiliates, officers, directors, employees, or business practices. Nothing herein shall prohibit either party from providing truthful information as required by law, regulation, or valid legal process.

(d) Reasonableness. Executive acknowledges that the restrictions in this Section 6 are reasonable in scope, duration, and geography, and necessary to protect the Company’s legitimate business interests, including its Confidential Information, goodwill, and customer relationships.

7. Indemnification; D&O Insurance

(a) Indemnification. The Company shall indemnify and hold Executive harmless to the fullest extent permitted by its Certificate of Incorporation, the Company’s Bylaws (as in effect on the Effective Date and as amended from time to time), and any other applicable law, but in no event less favorable than the protections afforded to any other current or former director, officer, or executive of the Company. This protection covers any and all Claims or Proceedings (as defined below) arising out of or relating to Executive’s service to the Company or any Affiliate, whether commenced during or after Executive’s employment. The Company shall advance all costs, fees, and expenses (including attorneys’ fees, expert fees, judgments, fines, penalties, settlements, and amounts paid in connection with investigations or inquiries) incurred by Executive in connection with any such Claim or Proceeding, within ten business days of receipt of reasonably detailed invoices, without requiring any prior determination of entitlement to indemnification. Reimbursement after-the-fact shall be avoided whenever possible. These obligations shall continue after Executive’s employment ends, shall not be conditioned on Executive’s continued service, and shall inure to the benefit of Executive’s heirs, executors, administrators, and legal representatives. This indemnification is in addition to, and not in limitation of, any rights Executive may have under law, the Company’s governing documents, insurance policies, or other agreements, including additional indemnity agreements.

(b) D&O Insurance. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term, in the same amount and to the same extent as the Company covers its other officers and directors.

(c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” means any threatened, pending, or completed action, suit, arbitration, mediation, inquiry, investigation, audit, hearing, charge, complaint, notice, appeal, or other proceeding of any kind, whether civil, criminal, administrative, regulatory, legislative, investigative, disciplinary, appellate, formal, informal, or otherwise, in any jurisdiction, forum, or venue, and whether initiated by or before a governmental, regulatory, self-regulatory, or private body.

8. Other Tax Matters

(a) Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A. It is intended that all payments and benefits under this Agreement comply with or are exempt from Section 409A, and this Agreement shall be interpreted and administered accordingly.

(c) Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date. All distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(d) Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.

(e) Parachute Provisions (Best Net Benefit). In the event that any payments or benefits to be provided to Executive under this Agreement or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this provision, subject Executive to the excise tax imposed under Section 4999 of the Code, then such payments shall be reduced (but not below zero) so that no portion is subject to the excise tax; provided, however, that such reduction shall be made only if it results in a greater after-tax benefit to Executive, taking into account all applicable taxes, including the excise tax under Section 4999, income taxes, and employment taxes. The reduction of payments or benefits, if applicable, shall be made in a manner determined by the Company consistent with the requirements of Section 409A of the Code. Unless Executive and the Company otherwise agree in writing, the accounting firm engaged by the Company for general tax purposes shall perform the determinations required under this Section, and its determinations shall be final, binding, and conclusive.

9. Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or five days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

10. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied.

11. Resolution of Disputes Through Arbitration

(a) Agreement to Arbitrate. Except as otherwise expressly provided in this Agreement, any controversy, claim, or dispute arising out of or relating to Executive’s employment, the termination of employment, this Agreement, or the enforcement or interpretation of this Agreement (including without limitation any claim for wages, benefits, discrimination, harassment, retaliation, or any other statutory, tort, or contractual claim) shall be resolved exclusively by binding arbitration in New York, New York. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”), or if JAMS is unavailable, by the American Arbitration Association (“AAA”), in accordance with its employment arbitration rules then in effect, except as modified herein.

(b) Arbitrator; Remedies. The arbitration shall be conducted before a single neutral arbitrator who shall be a retired judge or experienced employment law attorney. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could award, including damages, injunctive relief, attorneys’ fees, and costs, and shall issue a written decision stating the essential findings and conclusions.

(c) Costs and Fees. The Company shall bear the forum costs of the arbitration, including the arbitrator’s fees. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, except that Executive shall not be required to pay the Company’s attorneys’ fees or costs unless the arbitrator determines that Executive’s claims were frivolous or brought in bad faith.

(d) Interim Relief. Either party may seek provisional injunctive relief in a court of competent jurisdiction in New York, New York, to preserve the status quo pending arbitration. Any provisional relief shall remain effective until the arbitrator’s final award.

(e) Finality and Enforcement. The arbitration award shall be final and binding upon the parties and may be confirmed and enforced by any court of competent jurisdiction.

(f) Waiver of Jury Trial. The parties acknowledge and agree that, by entering into this arbitration agreement, they are waiving any right to a jury trial in any action or proceeding covered by this Section 11.

12. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

13. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

14. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, legatees, devisees, executors, administrators, and legal representatives.

15. Voluntary Execution; Representations. Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choosing concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

16. Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The Recitals to this Agreement are incorporated herein and shall be deemed part of the operative provisions.

18. Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

19. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

20. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

21. No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against his or any remuneration or other benefit earned or received by Executive after such termination.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

23. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties, regarding the subject matter of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Clay Shorrock		Applied DNA Sciences, Inc.

By:	/s/ Clay Shorrock	By:	/s/ Judith Murrah

Name: Clay Shorrock		Name: Judith Murrah

Dated: September 29, 2025		Title: Chief Executive Officer

Dated: September 29, 2025